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                                                                   Exhibit 10.5

                              TAX SHARING AGREEMENT


            Agreement effective as of the first day of the 1989 consolidated return year by and among Holberg Industries, Inc. ("Parent") and each of the undersigned ("Subsidiaries"):

            AP Holdings Inc. ("APH")

            APA Acquisition, Inc. ("APA")

            APCOA, Inc. ("APCOA")

            WHEREAS, the parties (hereinafter, together with any other members of the affiliated group, sometimes referred to as "Members"; or in the singular "Member") hereto are part of an affiliated group ("Affiliated Group") as defined by the Internal Revenue Code of 1986, as amended ("Code"), Section 1504; and

            WHEREAS, such Affiliated Group may elect to file a consolidated federal income tax return in accordance with Code Section 1501 and, if so, will be required to file consolidated income tax returns for years subsequent to such first year of consolidated filing; and

            WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating federal income tax liability among Members of the Affiliated Group; and to provide for the allocation and distribution of any refund arising from a carryback of net operating losses or tax credits or capital losses from subsequent taxable years.

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

      1. A U.S. consolidated federal income tax return may be filed by Parent for the taxable year ended December 31, l989, and for each subsequent taxable year in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated federal income tax return. The Parent, and each Subsidiary shall execute and file such consents, elections, and other documents that may be required or appropriate for the proper filling of such returns.
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      2. The member of the Affiliated Group agree to determine and allocate their tax liability in the following manner:

      (a) Each Member shall pay to Parent the amount of federal income tax that it would be required to pay on a separate return basis for the year in question; provided, however that the amount that any Member shall be obligated to pay Parent for a taxable year shall not exceed the tax liabilities of such Member on a separate return basis for all taxable years to which this Agreement applies, and for which such Member joined in the filing of a consolidated return of the Affiliated Group (including the current taxable years, computed as if it had actually filed separate returns for all such years and taking into account any net operating loss carryforward a Member would have had if it had filed a separate return for all such years. The amount of any excess tax liability which would be allocated to a Member of the Affiliated Group but for the proviso above shall be borne by Parent.

      (b) The "net operating loss" of a Member is the deduction which such Member would have had available if it actually filed a separate return for all years and thus would not include any portion of a Member's net operating loss sustained in a prior or subsequent year which had been absorbed by the Member in computing separate return liabilities for prior or subsequent years. Notwithstanding the preceding sentence, no benefit under this Agreement shall be granted a Member unless the net operating loss is availed of in reducing the consolidated federal income tax liability. The rules stated in the previous sentences regarding carryover net operating losses will also apply in the computation of other carryover items such as general business credits, foreign tax credits, capital losses and charitable contribution deductions.

      (c) In calculating any benefit from a carryback or carryover of net operating losses, adjustments shall be made to such prior or subsequent year's separate return tax liability as required under Sections 172(b) (2) and 172(d). For purposes of this calculation, the election under Section 172(b) (3) shall be made on a separate company basis.


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      3. The provisions of this Agreement shall be administered by the President of Parent.

      4. Each Member shall pay the Parent its allocated consolidated federal income tax liability under Section 2(a) of this Agreement and, subject to
Section 2, shall be entitled to any refund of taxes generated by it.

      5. The President of Parent shall have the right to assess Members their share of estimated tax payments to be made on the projected consolidated federal income tax liability for each year. Payment to the Parent shall be made after such assessment. Such Member will receive credit for such prepayments in the year-end computation under Section 2 of this Agreement.

      6. If part or all of an unused consolidated net operating loss or tax credit is allocated to a Member of the Affiliated Group pursuant to Regulations
Section 1.1502-79, and it is carried back or forward to a year in which such Member filed a separate income tax return or a consolidated federal income tax return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member.

      7. If the consolidated federal income tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or tax audit by the Internal Revenue Service, the liability of each Member shall be recomputed under Section 2 of this Agreement to give effect to such adjustments. In the case of a refund, the Parent shall make payment to each Member for its share of the refund, determined in the same manner in Section 2 of this Agreement, within ten days after the refund is received by the Parent, and in the case of an increase in tax liability, each Member shall pay to the Parent its allocable share of such increased tax liability after receiving notice of such liability from the Parent. If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to the Members in the ratio each Member's change in consolidated federal income tax liability bears to the total change in tax liability. Any penalty shall be allocated upon such basis as the President of Parent deems just and proper in view of all applicable circumstances.


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      8. This Agreement shall apply to the taxable year specified in the preamble of this Agreement, and all subsequent taxable years, unless the Members agree in writing to terminate the Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

      9. The Agreement shall not be assignable to any Member without the prior written consent of the others.

      10. All material including, but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the consolidated federal income tax returns filed for a taxable year during which this Agreement was in effect shall be made available to any Member to the Agreement during regular business hours.

      11. This Agreement supersedes the Tax Sharing Agreement among the parties dated April 14, 1989.


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            IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.



HOLBERG INDUSTRIES, INC.

By:  /s/ John V. Holten                             Date: April 28, 1989
   -----------------------------------                    --------------


AP HOLDINGS, INC.

By:  /s/ W Suelpe                                   Date: April 28, 1989
   -----------------------------------                    --------------


APA ACQUISITION, INC..

By:  /s/ W Suelpe                                   Date: April 28, 1989
   -----------------------------------                    --------------


APCOA, INC..

By:  /s/ W Suelpe                                   Date: April 28, 1989
   -----------------------------------                    --------------


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                                 AMENDMENT NO. 1
                                       TO
                              TAX SHARING AGREEMENT

            AMENDMENT NO. 1 dated as of March 30, 1998 (this "Amendment") to the Tax Sharing Agreement effective as of the first day of the 1989 consolidated return year by and among Holberg Industries, Inc. ("Parent"), AP Holdings, Inc., a Delaware corporation, APA Acquisition, Inc., a Delaware corporation, and APCOA, Inc., a Delaware corporation (the "Tax Sharing Agreement"). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Tax Sharing Agreement.

            WHEREAS, the parties hereto desire to amend the Tax Sharing Agreement to provide for the eventuality of the possible deconsolidation of one or more of the Members from the Affiliated Group.

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

            The Tax Sharing Agreement is hereby amended to add a new Section 12 thereto, reading in its entirety as follows:

            "12. In the event that any Member (the "Departing Member") ceases to be a Member during any federal taxable year of the Affiliated Group beginning on or after January 1, 1997, the following provisions shall govern the relationship between the Departing Member and the other Members with respect to United States federal income taxes:

            (a) Except as set forth in this Section 12, this Agreement shall terminate as to the Departing Member and no further payments shall be due from or to such Departing Member under this Agreement with respect to any taxable year.

            (b) The Departing Member shall join in the United States consolidated federal income tax return for the taxable year of the Parent (the "Deconsolidation Year") that includes the date on which the Departing Member ceased to be a Member (the "Deconsolidation Date"). Parent and the Departing Member shall execute and file such consents, elections, and other documents as may be necessary for the Departing Member to join in such return for such the Deconsolidation Year.

            (c) Within 60 days after the Deconsolidation Date, the Departing Member shall pay to the Parent the amount (if any) of federal income tax that it would be required to pay on a separate return basis for the portion of the Deconsolidation Year ending on the Deconsolidation Date. In computing the amount of federal income tax that the Departing Member would be required to so pay, the provisions of Section 2 of this Agreement shall govern.
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            (d) If, after the Deconsolidation Date, the consolidated federal income tax liability of the Affiliated Group is adjusted for the Deconsolidation Year or any prior consolidated return year of the Affiliated Group, whether by means of an amended return, claim for refund, or tax audit by the Internal Revenue Service, the liability of Parent or the Departing Member, as the case may be, shall be recomputed under Section 2 of this Agreement and this Section 12 to give effect to such adjustments. A payment shall be made by Parent or the Departing Member, as appropriate, reflecting such recomputation within 10 days after the receipt by Parent of a refund or the receipt by the Departing Member of notice from the Parent of an increase in tax liability. Interest and penalties relating to any adjustment described in this Section 12(d) shall be allocated between the Departing Member and other Members in a manner consistent with Section 7 of this Agreement."


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            IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers as of the date first written above.

                                       HOLBERG INDUSTRIES, INC.



                                       By: /s/ A. Petter Ostberg
                                           ----------------------------
                                           Name: A. Petter Ostberg
                                           Title: Senior Vice President,
                                           Chief Financial Officer
                                           and Treasurer


                                       AP HOLDINGS, INC.



                                       By: /s/ Michael J. Celebrezze
                                           ----------------------------
                                           Name: Michael J. Celebrezze
                                           Title: Treasurer

                                       APA ACQUISITION, INC.



                                       By: /s/ Michael J. Celebrezze
                                           ----------------------------
                                           Name: Michael J. Celebrezze
                                           Title: Treasurer


                                       APCOA, INC



                                       By: /s/ Michael J. Celebrezze
                                           ----------------------------
                                           Name: Michael J. Celebrezze
                                           Title: Treasurer


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